SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             J&J Snack Foods Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                         [J & J SNACK FOODS CORP. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 5, 1997

TO OUR SHAREHOLDERS:

     The Annual Meeting of Shareholders of J & J SNACK FOODS CORP. will be held on Wednesday, February 5, 1997 at 10:00 A.M., E.S.T., at The Cherry Hill Hilton, Route 70 and Cuthbert Road, Cherry Hill, New Jersey 08034 for the following purposes:

          1. To elect two directors;

          2. To consider and act on an amendment to J & J Snack Foods Corp. 1992 Incentive Stock Option Plan which increases the number of shares issuable under the plan from 1,000,000 to 1,500,000;

          3. To consider and act upon such other matters as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed December 9, 1996 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED, STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                             By Order of the Board of Directors,

                                                                DENNIS G. MOORE,

                                                                       Secretary

December 19, 1996

                          [J&J Snack Foods Corp. LOGO]

                              6000 CENTRAL HIGHWAY
                          PENNSAUKEN, NEW JERSEY 08109

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     The enclosed proxy is solicited by and on behalf of J & J Snack Foods Corp. ("J & J") for use at the Annual Meeting of Shareholders to be held on Wednesday, February 5, 1997 at 10:00 A.M., E.S.T., at The Cherry Hill Hilton, Route 70 and Cuthbert Road, Cherry Hill, New Jersey 08034 and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is December 19, 1996. Sending a signed proxy will not affect the shareholder's right to attend the Annual Meeting and vote in person since the proxy is revocable. The grant of a later proxy revokes this proxy. The presence at the meeting of a shareholder who has given a proxy does not revoke the proxy unless the shareholder files written notice of the revocation with the secretary of the meeting prior to the voting of proxy or votes the shares subject to the proxy by written ballot.

     The expense of the proxy solicitation will be borne by J & J. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of J & J without additional compensation. J & J is required to pay the reasonable expenses incurred by record holders of the common stock, no par value per share, of J & J (the 'Common Stock') who are brokers, dealers, banks or voting trustees, or other nominees, for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock they hold of record, upon request of such record holders.

     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of Common Stock for the election of the nominee for director.

     The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which J & J does not know about a reasonable time before the proxy solicitation, and are presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; and (iv) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     J & J had 8,749,970 shares of Common Stock outstanding at the close of business on December 9, 1996, the record date. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular matter constitutes a quorum for the purpose of considering such matter. Each share of Common Stock is entitled to one vote on each matter which may be brought before the Meeting. The election of directors will be determined by a plurality vote and the nominee receiving the most 'for' votes will be elected. Approval of any other proposal will require the affirmative vote of a majority of the shares cast on the proposal. An abstention, withholding of authority to vote for or broker non-vote, therefore, will not have the same legal effect as an 'against' vote and will not be counted in determining whether the proposal has received the required shareholder vote. Shareholders do not have approval or dissenter rights with respect to election of Directors.

                             ELECTION OF DIRECTORS
             INFORMATION CONCERNING NOMINEES FOR ELECTION TO BOARD

     Two (2) directors are expected to be elected at the Annual Meeting to serve on the Board of Directors of J & J until the expiration of their terms as indicated below and until their respective successors are elected and have qualified.

     The following table sets forth information concerning J & J's nominees for election to the Board of Directors. If either or both the nominees become unable or for good cause will not serve, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for the election of such substitute nominees as shall be designated by the Board of Directors. The Board of Directors of J & J expects both nominees to be willing and able to serve.

                                                                                                           YEAR OF
                                                                                                        EXPIRATION OF
           NAME                 AGE                               POSITION                             TERM AS DIRECTOR
-----------------------------------------------------------------------------------------------------------------------
Dennis G. Moore                 41      Senior Vice President, Chief Financial Officer, Secretary,           2002
                                          Treasurer and Director
Robert M. Radano                47      Senior Vice President, Sales, Chief Operating Officer and            2001
                                          Director

                  INFORMATION CONCERNING CONTINUING DIRECTORS
                             AND EXECUTIVE OFFICERS

                                                                                                           YEAR OF
                                                                                                        EXPIRATION OF
           NAME                 AGE                               POSITION                             TERM AS DIRECTOR
-----------------------------------------------------------------------------------------------------------------------
Gerald B. Shreiber              55      Chairman, Chief Executive Officer, President and Director            2000
Stephen N. Frankel              55      Director                                                             1998
Leonard M. Lodish               53      Director                                                             1999
Peter G. Stanley                54      Director                                                             2001
Robyn Shreiber Cook             36      Senior Vice President, West                                           --
Daniel Fachner                  36      Senior Vice President ICEE-USA Corp.                                  --

     Gerald B. Shreiber is the founder of J & J and has served as its Chairman of the Board, President, and Chief Executive Officer since its inception in 1971. Mr. Shreiber serves as a Director of The Score Board, Inc. He is the father of Robyn Shreiber Cook.

     Stephen N. Frankel became a director in 1983. Since 1976 he has been the President and sole shareholder of Stephen N. Frankel Realtor, Inc. which is engaged in commercial and industrial real estate in the South Jersey area.

     Leonard M. Lodish became a director in 1992. He is Samuel R. Harrell Professor in the Marketing Department of The Wharton School at the University of Pennsylvania where he has been a professor since 1968. He is a Director of Franklin Electronic Publishing, Inc. (maker of portable electronic reference works), and Information Resources, Inc. (marketing data and marketing research).

     Dennis G. Moore joined J & J in 1984, and has served in various capacities since that time. He was named Chief Financial Officer in 1992 and was elected to the Board of Directors in 1995.

     Robert M. Radano joined the Company in 1972 and in May 1996 was named Chief Operating Officer of the Company. Prior to becoming Chief Operating Officer, he was Senior Vice President, Sales responsible for national foodservice sales of J & J.

     Peter G. Stanley became a director in 1983. From 1976 until 1992 he was a general partner of The Marian Bank, Philadelphia, Pennsylvania, a private commercial bank. From April 1, 1992 to September 1995, Mr. Stanley was a self-employed Marketing and Sales Consultant. From September 1995 to September 1996, Mr. Stanley was Executive Vice President of Tri-Arc Financial Services, Inc., a commercial insurance broker. He presently is a self-employed financial consultant.

     Robyn Shreiber Cook joined the Company in 1982 and in February 1996 was named Senior Vice President, West with operating and sales responsibilities for the Company's West coast foodservice and bakery business. Prior to becoming Senior Vice President, West she was responsible for Western region foodservice sales.

     Daniel Fachner has been an employee of ICEE-USA Corp., which was acquired by the Company in May 1987, since 1979. Prior to becoming Senior Vice President of ICEE-USA Corp. in April 1994, he had various operational responsibilities.

BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

     The Board of Directors held 4 meetings during fiscal 1996. Each director attended all meetings of the Board and committees of which he was a member during fiscal 1996.

     The Board of directors has appointed a Compensation Committee consisting of Messrs. Frankel, Lodish and Stanley to fix the compensation of the chief executive officer. The Compensation Committee also administers the Company's Stock Option Plan. The Board of Directors also has appointed an Audit Committee which during fiscal 1996 consisted of Messrs. Frankel, Lodish and Stanley to, among other things, review the Company's financial and accounting practices and policies and the scope and results of the Company's annual audit. The Audit Committee also recommends to the Board the selection of the Company's independent public accountants. During fiscal 1996, the Compensation Committee and the Audit Committee each held one meeting.

     The Board of Directors has not appointed a standing Nominating Committee.

DIRECTOR COMPENSATION

     Each director of the Company who is not also an employee receives an annual fee of $3,000 and a fee of $1,000 for each meeting of the Board or committee meeting attended, plus reimbursement of expenses incurred in attending meetings. Additionally, pursuant to the terms of the Company's Nonstatutory Stock Option Plan for Non-employee Directors and Chief Executive Officer, each Director is annually granted an option to purchase 3,000 shares of Common Stock and the Chief Executive Officer is granted an option to purchase 25,000 shares of Common Stock at an exercise price equal to the Common Stock's fair market value on May 1 each year which will first be exercisable one year later. Beginning in fiscal year 1997 each director who is not also an executive officer of the

Company will be entitled annually to deferred compensation of 500 shares of the Company's common stock. The stock will be issued to the director on the date the director leaves the Board.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered in all capacities for fiscal 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                            ANNUAL COMPENSATION         AWARDS
                  NAME AND                                ------------------------  ---------------     ALL OTHER
             PRINCIPAL POSITION                  YEAR       SALARY        BONUS         OPTIONS      COMPENSATION(1)
---------------------------------------------  ---------  -----------  -----------  ---------------  ---------------
Gerald B. Shreiber                               1996     $   400,000  $   175,000        25,000        $   3,000
  Chairman of the Board,                         1995     $   408,000  $   175,000        25,000        $   3,000
  President, Chief Executive                     1994     $   375,000  $   250,000        25,000        $   3,000
  Officer and Director

Robert M. Radano                                 1996     $   170,000  $    80,000        11,000        $   3,000
  Chief Operating Officer,                       1995     $   145,000  $   104,000         6,000        $   3,000
  Senior Vice President, Sales                   1994     $   140,000  $   174,000         5,000        $   3,000
  and Director

Robyn Shreiber Cook                              1996     $   126,000  $    22,000        10,000        $   3,000
  Senior Vice President, West                    1995     $   100,000  $    83,000         6,000        $   3,000
                                                 1994     $    91,000  $    76,000         5,000        $   3,000

Dennis G. Moore                                  1996     $   173,000  $    60,000         9,000        $   3,000
  Senior Vice President, Chief                   1995     $   153,000  $    50,000         6,000        $   3,000
  Financial Officer and Director                 1994     $   130,000  $    50,000         5,000        $   2,000

Daniel Fachner                                   1996     $   124,000  $    75,000         7,000        $   3,000
  Senior Vice President                          1995     $   113,000  $    25,000         4,000        $   2,000
  ICEE-USA Corp.                                 1994     $    92,000  $    18,000         4,000        $   1,000

------------------
(1) 401(K) Profit Sharing Plan Contribution.

     The following table sets forth certain information concerning stock options granted during fiscal 1996 to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                                        VALUES AT ASSUMED ANNUAL
--------------------------------------------------------------------------------------------    RATES OF STOCK PRICE
                                                    % OF TOTAL                                APPRECIATION FOR OPTION
                                                  OPTIONS GRANTED                                       TERM
                                     OPTIONS       TO EMPLOYEES       EXERCISE   EXPIRATION   ------------------------
               NAME                  GRANTED      IN FISCAL YEAR        PRICE       DATE          5%           10%
----------------------------------------------------------------------------------------------------------------------
Gerald B. Shreiber................     25,000(1)               8      $   12.25     4/30/06   $   192,000  $   488,000
Robert M. Radano..................      6,000(2)(3)            2      $    9.75     7/30/01   $    16,000  $    36,000
                                        5,000(4)               2      $   12.00     4/07/01   $    17,000  $    37,000
Dennis G. Moore...................      6,000(2)(3)            2      $    9.75     7/30/01   $    16,000  $    36,000
                                        3,000(4)               1      $   12.00     4/07/01   $    10,000  $    22,000
Robyn Shreiber Cook...............      6,000(2)(3)            2      $    9.75     7/30/01   $    16,000  $    36,000
                                        4,000(4)               1      $   12.00     4/07/01   $    13,000  $    29,000
Daniel Fachner....................      5,000(2)(3)            2      $    9.75     7/30/01   $    13,000  $    30,000
                                        2,000(4)               1      $   12.00     4/07/01   $     7,000  $    15,000

------------------
(1) All options granted are first exercisable on May 1, 1997.
(2) Grant of options involved the repricing of existing options which were originally granted on May 24, 1996.
(3) All options granted are first exercisable on August 1, 1999.
(4) Grant of options involved the extension of existing options which were originally granted on
    April 8, 1991.

     The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options held at the end of fiscal year 1996. No options were exercised by such officers during fiscal 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                                                   VALUE OF
                                                                                                  UNEXERCISED
                                                                                                 IN-THE-MONEY
                                                                       NUMBER OF UNEXERCISED        OPTIONS
                                                                       OPTIONS AT FY-END (#)     AT FY-END($)
                                                                           EXERCISABLE/          EXERCISABLE/
                                NAME                                       UNEXERCISABLE         UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
Gerald B. Shreiber...................................................        182,062/25,000         $-0-/$-0-

Robert M. Radano.....................................................         20,000/17,000         $-0-/$5,000

Dennis G. Moore......................................................         18,000/17,000      $18,000/$5,000

Robyn Shreiber Cook..................................................         22,000/17,000      $25,000/$5,000

Daniel Fachner.......................................................          7,500/13,000       $5,000/$4,000

     The following table sets forth information concerning repricings of options held by executive officers of the Company during the last ten completed fiscal years:

                         TEN-YEAR OPTION/SAR REPRICINGS


                                                                                                                LENGTH OF
                                                NUMBER OF                                                        ORIGINAL
                                               SECURITIES       MARKET PRICE        EXERCISE                   OPTION TERM
                                               UNDERLYING        OF STOCK AT        PRICE AT                   REMAINING AT
                                              OPTIONS/SARS         TIME OF           TIME OF          NEW        DATE OF
                                               REPRICED OR      REPRICING OR      REPRICING OR     EXERCISE    REPRICING OR
              NAME                  DATE       AMENDED (#)      AMENDMENT ($)     AMENDMENT ($)    PRICE ($)    AMENDMENT
---------------------------------------------------------------------------------------------------------------------------
Robert M. Radano                     8/1/96        6,000*         $    9.75         $  12.375      $    9.75   58 months
  Senior Vice President,
  Chief Operating
  Officer

Dennis G. Moore                      8/1/96        6,000*         $    9.75         $  12.375      $    9.75   58 months
  Senior V.P.,
  Chief Financial
  Officer, Secretary/Treasurer

Robyn Shreiber Cook                  8/1/96        6,000*         $    9.75         $  12.375      $    9.75   58 months
  Senior V.P., West

Daniel Fachner                       8/1/96        5,000*         $    9.75         $  12.375      $    9.75   58 months
  Senior V.P., ICEE-USA Corp.

------------------

* Effective August 1, 1996, above referenced options to purchase shares of Common Stock at an exercise price of $12.375 per share, granted on May 24, 1996, were canceled and replaced by options to purchase shares at an exercise price of $9.75 per share.

401(K) PROFIT SHARING PLAN

     J & J maintains a 401(K) Profit Sharing Plan for the benefit of eligible employees. J & J's contribution is based upon the individual employee's contribution. During the fiscal year ended September 28, 1996, contributions in the amount of $313,000 were made to the 401(K) Profit Sharing Plan.

STOCK PERFORMANCE GRAPH


     In the printed version there appears a line graph showing a five year comparison of cummulative total return which reflects the following data points:

                              1991      1992     1993     1994    1995    1996
                              ----      ----     ----     ----    ----    ----
J&J Snack Foods Corp.          100        66      130       92      85      77
NASDAQ Stock Market-U.S.       100       114      147      148     204     242
S & P Foods                    100       112      103      114     141     174




COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors is composed of directors who are not employees of J & J and is responsible for developing and making recommendations to the Board with respect to J & J's executive compensation programs. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer. The Compensation Committee neither reviews nor approves the decisions of the Chief Executive Officer with respect to the compensation of the other executive officers.

     J & J's compensation is comprised of base salary, bonus, long term incentive compensation in the form of stock options, and various benefits generally available to all full-time employees of the Company, including participation in group medical and life insurance plans and the 401(K) Profit Sharing Plan.

Base Salary

     Base salary levels for J & J's executive officers are competitively set relative to companies in the food industry. In obtaining competitive information, the Company informally reviews newspaper and trade journal reports and information gathered from discussion with others in the industry. No formal survey is undertaken.

Bonuses

     Annual performance standards for each executive officer's area of responsibility are established by the Chief Executive Officer for other executive officers. In some cases, bonuses are linked primarily to achieving increases from the prior year's sales and/or earnings. In other cases, bonuses reflect a more subjective view of an individual's performance.

     The bonus for Mr. Shreiber was not linked to any specific formula. The Compensation Committee considers both the long term aspect of the Company's performance and year to year results. Among the items considered by the Committee were J & J's Sales, Operating Income, Operating Income as a percent of sales, Net Earnings, Earnings Per Share, Return on Equity and Stock Price. These items were reviewed for the previous year and for a five year period. The Committee reviewed and considered published reports about the compensation levels of the 100 largest public companies in the Delaware Valley. The Committee also considers matters which are likely to have a long term impact on the Company but may not be reflected on the annual financial statements.

     The above factors were considered subjectively without specific weight to any item.

Stock Options

     The Company uses the Stock Option Plan as its long-term incentive plan for executive officers and key employees. The objectives of this Plan are to align the long term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return and to enable executives to develop and maintain a significant long term equity interest in J & J. Options given to the Chief Executive Officer are fixed according to a Nonstatutory Plan. Options given to other executive officers are recommended by the Chief Executive Officer and approved by the Compensation Committee. Options are normally awarded to key employees in May of each year. On May 24, 1996 options to various employees were awarded at the then price of $12.375 per share. Prior to the time these awards were awarded and delivered, the Company's stock price had declined. As a result, in August 1996 the Committee decided to reprice the options previously granted.

                               SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of December 1, 1996 concerning (i) each person or group known to J & J to be the beneficial owner of more than 5% of Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Company's five most highly compensated executive officers for the 1996 fiscal year, and (iv) the beneficial ownership of Common Stock by J & J's directors and all executive officers as a group. Except as otherwise noted, each beneficial owner of the Common Stock listed below has sole investment and voting power.


                        NAME AND ADDRESS                                                SHARES OWNED      PERCENT
                        OF BENEFICIAL OWNER                                             BENEFICIALLY(1)   OF CLASS
--------------------------------------------------------------------------------------------------------------------
Directors, Nominees and Named Executive Officers
Gerald B. Shreiber....................................................................     3,009,346(2)      34%
  6000 Central Highway
  Pennsauken, NJ 08109
Robert M. Radano......................................................................        48,000(3)       *
Daniel Fachner........................................................................         8,235(10)      *
Stephen N. Frankel....................................................................        66,038(5)(6)    *



                        NAME AND ADDRESS                                                SHARES OWNED      PERCENT
                        OF BENEFICIAL OWNER                                             BENEFICIALLY(1)   OF CLASS
--------------------------------------------------------------------------------------------------------------------
Leonard M. Lodish.....................................................................        22,000(7)       *
Peter G. Stanley......................................................................        51,308(5)(8)    *
Dennis G. Moore.......................................................................        23,251(9)       *
Robyn Shreiber Cook...................................................................       112,224(4)       1%
All executive officers and
  directors as a group (8 persons)....................................................     3,340,402(11)      37%

Five percent Shareholders
David L. Babson & Company.............................................................       891,900          10%
  1 Memorial Drive
  Cambridge, MS 02142
National Commerce Bank................................................................       465,975           5%
  One Commerce Square
  Memphis, TN 38150

------------------

  * Less than 1%

 (1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

 (2) Includes 182,062 shares of Common Stock issuable upon the exercise of options granted to Mr. Shreiber and exercisable within 60 days from the date of this Proxy Statement, 1100 shares which are owned by Mr. Shreiber's spouse, 1,000 shares owned as trustee for a niece, and 22,564 shares held for the benefit of Mr. Shreiber in J & J's 401(k) Plan.

 (3) Includes 20,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Radano and exercisable within 60 days from the date of this Proxy Statement.

 (4) Includes 22,000 shares of Common Stock issuable upon the exercise of options granted to Ms. Cook and exercisable within 60 days from the date of this Proxy Statement, 5,730 shares owned as trustee for her son, and 356 shares held for the benefit of Ms. Cook in the Company's 401(k) Plan.

 (5) Includes 30,000 shares of Common Stock issuable upon the exercise of options and exercisable within 60 days from the date of this Proxy Statement.

 (6) Includes 160 shares owned as trustee for children, and 500 shares owned by Mr. Frankel's spouse.

 (7) Includes 19,000 shares of Common Stock issuable upon the exercise of options granted to Dr. Lodish and exercisable within 60 days from the date of this Proxy Statement.

 (8) Includes 21,308 shares owned jointly with Mr. Stanley's spouse with shared voting and investment power.

 (9) Includes 18,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Moore and exercisable within 60 days from the date of this Proxy Statement and 1,751 shares held for the benefit of Mr. Moore in the Company's 401(k) Plan.

(10) Includes 7,500 shares of Common Stock issuable upon the exercise of options granted to Mr. Fachner and exercisable within 60 days from the date of this Proxy Statement and 735 shares held for the benefit of Mr. Fachner in the Company's 401(k) Plan.

(11) Includes 328,562 shares of Common Stock issuable upon the exercise of options granted to executive officers and directors of J & J and exercisable within 60 days from the date of this Proxy Statement.

                       PROPOSAL TO APPROVE THE AMENDMENT
                    TO THE COMPANY'S 1992 STOCK OPTION PLAN

     Effective December 4, 1996, J & J's Board of Directors approved an amendment to the Company's 1992 Incentive Stock Option Plan (the "Plan") that increased the maximum amount of shares issuable under the Plan by 500,000 shares to a total of 1,500,000 shares, subject to approval by the shareholders of the Company.

INCREASE IN AUTHORIZED SHARES

     Currently, options for a total of 1,000,000 may be issued under the Plan. The amendment increases the maximum amount of shares issuable under the Plan by 500,000 shares to a total of 1,500,000 shares. If the shareholders do not approve the increase, the maximum amount of shares issuable under the Plan will remain at 1,000,000.

     The purpose of the proposed increase is to provide sufficient shares for future option grants to key employees of J & J. The Board of Directors believes that J & J should have shares available under the Plan to provide options to such persons. The Board of Directors believes that J & J and its shareholders significantly benefit from having the Company's key employees receive options to purchase the Company's Common Stock, and that the opportunity afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The Board of Directors also believes that stock options are very valuable in attracting and retaining highly qualified employees and in providing additional motivation to these persons to use their best efforts on behalf of J & J and its shareholders.

     Set forth below is a summary of certain significant provisions of the Plan.

GENERAL

     Pursuant to the Plan, stock options may be granted which are intended to qualify as incentive stock options ("Incentive Options") under section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     The purpose of the Plan is to provide additional incentive to J & J's employees by encouraging them to invest in J & J's Common Stock and thereby acquire a proprietary interest and an increased personal interest in the Company's continued success and progress. The Board of Directors believes that stock options are an important aid in attracting, retaining and compensating officers and other key employees.

ELIGIBILITY AND ADMINISTRATION

     All officers and key employees of J & J other than the Chief Executive Officer or any current or future subsidiary ("Subsidiary") are eligible to receive an option or options under the Plan.

     The Plan is administered by the Compensation Committee, a committee composed of at least three Board members appointed by J & J's Board of Directors. By a majority vote, the Compensation Committee determines among other things, which officers and key employees will be granted options under the Plan. In addition, the Compensation Committee determines the number of shares subject to each option, the time at which an option is granted, the duration of an option, and the option's exercise price. The Compensation Committee has the exclusive right to adopt or rescind rules for the administration of the Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Plan.

AGGREGATE NUMBER OF SHARES AND ADJUSTMENT

     The aggregate number of shares which may be issued upon the exercise of options granted under the Plan will be increased as a result of the proposed amendment from 1,000,000 to 1,500,000 shares of J & J's Common Stock. The aggregate number and kind of shares issuable under the Plan is subject to appropriate adjustment to reflect changes in the capitalization of J & J such as by stock dividend, stock split or other circumstances deemed by the Compensation Committee to be similar. Any Common Stock subject to options that terminate unexercised shall be available for future options granted under the Plan.

EXERCISE PRICE AND TERMS

     The option price for Incentive Options issued under the Plan will be an amount at least equal to 100% of the fair market value of J & J's Common Stock as of the date of the grant of the option, except that the option price for Incentive Options issued under the Plan will be at least 110% of the fair market value of J & J's Common Stock as of such date for any optionee directly or indirectly owning greater than 10% of the outstanding shares of the Company on the date the option is granted. The fair market value is the market price as reported on NASDAQ.

     The Plan provides that with respect to Incentive Options an option is not exercisable until at least one year from date of issuance and expires ten years from date of grant except that if Incentive Options are granted to an optionee directly or indirectly owning greater than 10% of J & J's outstanding shares (on the date of the grant), such options will expire five years after the date they are granted. The Committee can make these terms more restrictive. Options currently issued expire in five years and cannot be exercised until three years from date of issuance.

     Payment of the option price on exercise of Incentive Options may be made in cash, J & J's Common Shares or a combination of both.

TERMINATION OF SERVICE; DEATH AND DISABILITY

     All unexercised Incentive Options will terminate the date an optionee ceases to be employed by J & J or any Subsidiary, other than by reason of disability or death (but not later than the otherwise applicable expiration date), whether or not such termination is voluntary. If an optionee is employed by a Subsidiary, the optionee is deemed to cease being an employee of the Subsidiary if and when the entity ceases to be a Subsidiary of J & J. An optionee holding an Incentive Option who ceases to be employed because of a disability must exercise the option within one year after he ceases to be an employee (but not later than the otherwise applicable expiration date), or the option will terminate.

     The legatee, distributee or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one year following the optionee's death (but not later than the option's otherwise applicable expiration date).

FEDERAL INCOME TAX CONSEQUENCES

     Non-Qualified Options. Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction in an amount equal to such excess, subject to the deduction limitation imposed by Section 162(m) of the Code. See "Section 162(m)" below.

     However, special rules apply where stock is registered under the Exchange Act and the optionee is a Section 16(b) Person subject to potential liability under Section 16(b) of the Exchange Act for so-called "short-swing" profits in connection with certain purchases and sales, or sales and purchases, of the Company's stock within a period of six months.

     A Section 16(b) Person will be required to recognize ordinary income (i) on the date of exercise (in the event of exercise after six months from the date of grant) or (ii) in the event of exercise on or before six months of the date of grant, (A) the date of exercise (in the case of options granted on or after November 1, 1996 by the entire board of directors or a committee of non-employee directors as defined in Section 16(b)), or (B) six months after the date of grant with respect to options not described in (ii)(A) above. A Section 16(b) Person can be certain of recognizing income on the exercise date by making an election not later than 30 days following the exercise date to have the income determined as of the date of exercise (an "83(b) Election"), in which case the Company's deduction will also be determined as of the exercise date.

     Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Under current law, net capital gain (net long-term capital gain less net short-term capital loss) is subject to a maximum tax rate of 28%. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

     An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See "Incentive Stock Options" below. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise (or such later date, as described above, if the optionee is a 16(b) Person who has not made an 83(b) Election, and such later date is applicable).

     Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, the discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition, and the Company will receive a corresponding deduction in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised (or such later date, if applicable, as described above in "Non-Qualified Options" if the optionee is a 16(b) Person who has not made an 83(b) Election) over (2) the option price, provided that the deduction limit of Section 162(m) is not exceeded or the Incentive Option qualifies for the performance-based compensation exception provided for in Section 162(m). See "Section 162(m)" below. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

     The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise (or such later date, if applicable, as described above in "Non-Qualified Options" if the optionee is a 16(b) Person who has not made an 83(b) Election) exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

     An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option is, however, a "disposition" of such shares. If the incentive stock option holding period requirements described above have not been satisfied with respect to such shares, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

     Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The incentive stock option holding period for all shares will be the same as if the option had been exercised for cash.

     Section 162(m). Section 162(m) of the Code will generally limit to $1.0 million the Corporation's federal income tax deduction for compensation paid in any year to its chief executive officer and its four highest paid executive officers, to the extent that such compensation is not "performance based." Under Treasury regulations, and subject to certain transition rules, a stock option will, in general, qualify as "performance based" compensation if it (i) has an exercise price of not less than the fair market value of the underlying stock on the date of grant, (ii) is granted under a plan that limits the number of shares for which options may be granted to an employee during a specified period, which plan is approved by a majority of the shareholders entitled to vote thereon, and
(iii) is granted by a compensation committee consisting solely of at least two independent directors. If a stock option to an executive referred to above is not "performance based", the amount that would otherwise be deductible by the Corporation in respect of such stock option will be disallowed to the extent that the executive's aggregate non-performance based compensation paid in the relevant year exceeds $1.0 million.

OPTION GRANTS

     At December 1, 1996, options to purchase a total of 596,881 shares of Common Stock were outstanding under the Plan at an average exercise price of $10.94. No determination has been made as to how the proposed additional 500,000 option shares will be allocated among any particular eligible participants in the Plan.

     The following table sets forth information concerning options issued to date under the Plan, including options which have been exercised:


                                                                                                       WEIGHTED
                                                                                                        AVERAGE
                                                                                      TOTAL OPTIONS    EXERCISE
                                 NAME AND POSITION                                       GRANTED         PRICE
------------------------------------------------------------------------------------------------------------------
Gerald B. Shreiber..................................................................          -0-             --
Robert M. Radano....................................................................       26,000      $   11.35
Robyn Shreiber Cook.................................................................       26,000      $   11.02
Stephen N. Frankel..................................................................          -0-             --
Leonard M. Lodish...................................................................       10,000      $    9.38
Peter G. Stanley....................................................................          -0-             --
Dennis G. Moore.....................................................................       26,000      $   11.02
Daniel Fachner......................................................................       18,500      $   10.93

     On December 9, 1996, the last sale price of the Company's Common Stock was $13.00.

     Unless authority has been withheld, the proxy agents intend to vote FOR approval of the amendment to the Plan. The approval of the amendment to the Plan requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE PLAN.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1998 Annual Meeting of Shareholders must be submitted to the Company by September 1, 1997 to receive consideration for inclusion in the Company's Proxy Statement.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, except for a Form 4 filed which was filed by Gerald B. Shreiber 10 days late, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 1996.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected Grant Thornton LLP to be employed as J & J's independent certified public accountants to make the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by J & J with the Securities and Exchange Commission during the ensuing year.

     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company is not presently aware of any matters (other than procedural matters) which will be brought before the Meeting which are not reflected in the attached Notice of the Meeting. The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company does not know a reasonable time before the proxy solicitation, are to be presented at the Meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the Meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                  ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

     This Proxy Statement is accompanied by the Company's Annual Report to Shareholders for fiscal 1996.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF J & J'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED SEPTEMBER 28, 1996, WITHOUT CHARGE, BY SENDING A WRITTEN REQUEST TO J & J SNACK FOODS CORP., 6000 CENTRAL HIGHWAY, PENNSAUKEN, NEW JERSEY 08109, ATTENTION: DENNIS G. MOORE.

                                             By Order of the Board of Directors,

                                                      DENNIS G. MOORE, Secretary

                            J & J SNACK FOODS CORP.
               ANNUAL MEETING OF SHAREHOLDERS -- FEBRUARY 5, 1997
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints JOHN P. HEIM and HARRY McLAUGHLIN, each of them with full power of substitution, proxy agents to vote all shares which the undersigned is entitled to vote at the Annual Meeting of its Shareholders February 5, 1997, on all matters that properly come before the meeting, subject to any directions indicated below. The proxy agents are directed to vote as follows on the proposals described in J & J's Proxy Statement.

    This proxy will be voted as directed. If no directions to the contrary are indicated, the proxy agents intend to vote "FOR" the election of J & J's nominees as directors.

    The proxy agents present and acting at the meeting, in person or by their substitutes (or if only one is present and acting, then that one), may exercise all powers conferred hereby. Discretionary authority is conferred hereby as to certain matters described in J & J's Proxy Statement.

1. Election of Directors                                  WITHHOLD
  Dennis G. Moore               FOR / /                   AUTHORITY / /

                  (Continued and to be signed on reverse side)

                                                          WITHHOLD
Robert M. Radano                FOR / /                   AUTHORITY / /

    2. The Approval of the Amendment to the 1992 Stock Option Plan.

                FOR / /         AGAINST / /         ABSTAIN / /

    Receipt of J & J's Annual Report to Shareholders and the Notice of the Meeting and Proxy Statement dated December 19, 1996 is hereby acknowledged.

                                          Dated: _____________________ , 199_
                                               (Please date this proxy)

                                          ___________________________________

                                          ___________________________________
                                                      (Signature)

                                          It would be helpful if you signed
                                          your name as it appears hereon,
                                          indicating any official position or
                                          representative capacity. If shares
                                          are registered in more than one
                                          name, all owners should sign.

                                          PLEASE DATE AND SIGN THIS PROXY AND
                                          RETURN IT PROMPTLY IN THE ENCLOSED
                                          POSTAGE PAID ENVELOPE.